As filed with the Securities and Exchange Commission on February 26, 2015

Registration No. 333-121823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pepco Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2297449
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

701 Ninth Street, N.W. Washington, D.C.	20068
(Address of Principal Executive Offices)	(Zip Code)

Pepco Holdings, Inc. Non-Management Directors Compensation Plan

(Full title of the plan)

Jane K. Storero

Vice President and Secretary

Pepco Holdings, Inc.

701 Ninth Street, N.W.

Washington, D.C.

(Name and address of agent for service)

(202) 872-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-121823) (the “Registration Statement”) of Pepco Holdings, Inc. (the “Company”), which was originally filed with the U.S. Securities and Exchange Commission on January 3, 2005. The Registration Statement registered 500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), in connection with the Company’s Non-Management Directors Compensation Plan (the “Plan”).

On December 31, 2014, the Plan expired pursuant to its terms. As a result, no shares of Common Stock may be issued under the Plan. The Company therefore seeks to deregister 457,211 Shares that remain unsold under the Registration Statement as of the date hereof.

Accordingly, in accordance with an undertaking made by the Company in Part II of the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to remove from registration 457,211 Shares registered but unsold under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on this 26th day of February, 2015.

PEPCO HOLDINGS, INC.

By:	/s/ JOSEPH M. RIGBY
Joseph M. Rigby
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kevin C. Fitzgerald, Frederick J. Boyle and Jane K. Storero, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that each of the said attorney-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PEPCO HOLDINGS, INC.
(Registrant)

February 26, 2015	By:	/s/ JOSEPH M. RIGBY
Joseph M. Rigby
Chairman of the Board, President and Chief Executive Officer

February 26, 2015	By:	/s/ FRED BOYLE
Frederick J. Boyle
Senior Vice President and Chief Financial Officer (principal financial officer)

February 26, 2015	By:	/s/ RONALD K. CLARK
Ronald K. Clark
Vice President and Controller (principal accounting officer)

Signature	Title	Date

/s/ PAUL M. BARBAS	Director, Pepco Holdings, Inc.	February 26, 2015
Paul M. Barbas

/s/ J.B. DUNN	Director, Pepco Holdings, Inc.	February 26, 2015
Jack B. Dunn, IV

/s/ H. RUSSELL FRISBY, JR.	Director, Pepco Holdings, Inc.	February 26, 2015
H. Russell Frisby, Jr.

/s/ T. C. GOLDEN	Director, Pepco Holdings, Inc.	February 26, 2015
Terence C. Golden

/s/ PATRICK T. HARKER	Director, Pepco Holdings, Inc.	February 26, 2015
Patrick T. Harker

/s/ BARBARA J. KRUMSIEK	Director, Pepco Holdings, Inc.	February 26, 2015
Barbara J. Krumsiek

/s/ LAWRENCE C. NUSSDORF	Director, Pepco Holdings, Inc.	February 26, 2015
Lawrence C. Nussdorf

/s/ PATRICIA A. OELRICH	Director, Pepco Holdings, Inc.	February 26, 2015
Patricia A. Oelrich

/s/ LESTER P. SILVERMAN	Director, Pepco Holdings, Inc.	February 26, 2015
Lester P. Silverman